Free Writing Prospectus dated May 12, 2006

Registration Statement No. 333-130642

CHEC Funding, LLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) on form S-3 Registration No. 333-130642 for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and other documents CHEC Funding, LLC has filed with the SEC for more complete information about CHEC Funding, LLC and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, CHEC Funding LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure.  Any such assumptions are subject to change.

The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you.  If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued.  Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities.  You may withdraw your indication of interest at any time.

Neither the Securities and Exchange Commission nor any state securities commission has approved of the asset-backed securities referred to in this free writing prospectus or determined if this free writing prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Summary for Centex 06-A Closings		1,000,000,000
Total Deal Size		1,000,000,000.00
Cut-off Date		5/1/2006

Centex 2006-A
Collateral Balance	$1,000,000,000.00
Offered Certificates	$980,000,000.00

REMIC Pricing Date	5/10/2006

Closing Date	5/16/2006
LIBOR Determination Date	5/12/2006
1-ML on Determination Date	5.08%

Class Detail	Cusip	$ Amount	Rating (S/M/F)	% of deal	Price	Coupon	U/W%	Gross Proceeds	U/W Fee	Net Proceeds to Depositor	WAL TO CALL	Margin to 1ML
AV1	15231AAA4	380,001,000	AAA/Aaa/AAA	38.00%	100.00000%	5.13%	0.240%	380,001,000.00	912,002.40	379,088,997.60	1.00	5.00
AV2	15231AAB2	138,465,000	AAA/Aaa/AAA	13.85%	100.00000%	5.18%	0.240%	138,465,000.00	332,316.00	138,132,684.00	2.00	10.00
AV3	15231AAC0	182,132,000	AAA/Aaa/AAA	18.21%	100.00000%	5.24%	0.240%	182,132,000.00	437,116.80	181,694,883.20	3.50	16.00
AV4	15231AAD8	94,902,000	AAA/Aaa/AAA	9.49%	100.00000%	5.33%	0.240%	94,902,000.00	227,764.80	94,674,235.20	6.89	25.00
M1	15231AAE6	35,500,000	AA+/Aa1/AA+	3.55%	100.00000%	5.38%	0.240%	35,500,000.00	85,200.00	35,414,800.00	5.01	30.00
M2	15231AAF3	32,500,000	AA/Aa2/AA	3.25%	100.00000%	5.40%	0.240%	32,500,000.00	78,000.00	32,422,000.00	4.93	32.00
M3	15231AAG1	18,500,000	AA/Aa3/AA-	1.85%	100.00000%	5.41%	0.240%	18,500,000.00	44,400.00	18,455,600.00	4.89	33.00
M4	15231AAH9	17,000,000	AA/A1/A+	1.70%	100.00000%	5.45%	0.240%	17,000,000.00	40,800.00	16,959,200.00	4.86	37.00
M5	15231AAJ5	16,000,000	A+/A2/A	1.60%	100.00000%	5.46%	0.240%	16,000,000.00	38,400.00	15,961,600.00	4.85	38.00
M6	15231AAK2	14,500,000	A/A3/A-	1.45%	100.00000%	5.57%	0.240%	14,500,000.00	34,800.00	14,465,200.00	4.84	49.00
M7	15231AAL0	13,000,000	A-/Baa1/BBB+	1.30%	100.00000%	5.96%	0.240%	13,000,000.00	31,200.00	12,968,800.00	4.82	88.00
M8	15231AAM8	12,500,000	BBB+/Baa2/BBB	1.25%	100.00000%	6.18%	0.240%	12,500,000.00	30,000.00	12,470,000.00	4.81	110.00
M9	15231AAN6	8,500,000	BBB-/Baa3/BBB-	0.85%	100.00000%	7.00%	0.240%	8,500,000.00	20,400.00	8,479,600.00	4.81	192.00
M10	15231AAP1	6,500,000	BBB-/Ba1/BB+	0.65%	90.63000%	7.58%	0.000%	5,890,950.00	N/A	N/A	4.79	250.00
M11	15231AAQ9	10,000,000	BBB-/Ba2/BB	1.00%	80.87800%	7.58%	0.240%	8,087,800.00	24,000.00	8,063,800.00	4.75	250.00
		$980,000,000		98.00%			0.23841%	$977,478,750.00	$2,336,400.00	$969,251,400.00
								97.75%	0.23%	96.93%
Class X-IO		$20,000,000.00		2.00%
Class R		-